UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2018

Eagle Bancorp Montana, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-34682 (Commission File Number)	27-1449820 (IRS Employer Identification No.)
1400 Prospect Ave. Helena, MT 59601 (Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (406) 442-3080

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Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain of Officers

On October 18, 2018, pursuant to Article III, Section 5 of the Bylaws of Eagle Bancorp Montana, Inc. (the “Company”), the Board of Directors (the "Board") appointed Corey Jensen to the Board, to fill the vacancy arising from the retirement of Larry Dreyer. Mr. Jensen's term will continue until the next annual meeting of the Company’s shareholders at which time it is expected that he will be a nominee of the Board for election by shareholders for a one-year term, or until his resignation or removal, if earlier. Mr. Jensen, age 46, currently serves as the President and Chief Executive Officer of Vision Net, Inc.

There are no family relationships between Mr. Jensen and any director or executive officer of the Company. There are no arrangements or understandings between Mr. Jensen and any other person pursuant to which he was selected either as a director or as a member of a committee, and there have been no transactions since January 1, 2017, nor are there any currently proposed transactions, regarding Mr. Jensen that are required to be disclosed by Item 404(a) of Regulation S-K. The Board further determined that Mr. Jensen is an independent director within the meaning of the Nasdaq Marketplace Rules.

Mr. Jensen will receive an annual compensation of $15,000 in cash and $200 for each committee meeting attended, and will receive 4,900 shares of restricted stock on November 1, 2018 pursuant to the Company’s 2011 Stock Incentive Plan. The shares will vest over five years.

Mr. Jensen will be appointed to Board Committees in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP MONTANA, INC.

	By:	/s/ Peter J. Johnson
Date: October 24, 2018		Peter J. Johnson President and Chief Executive Officer